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                                                  OMB Number           3235-0104
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  FORM 3            U.S. SECURITIES AND EXCHANGE COMMISSION
  ------                     Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person

   IFS Americas, Inc.
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  (Last)               (First)            (Middle)

   1900 East Golf Road, Suite 900
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                  (Street)

   Schaumburg              Illinois          60173
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   (City)               (State)             (Zip)
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2. Date of Event Requiring Statement (Month/Day/Year)

   10/18/99
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3. IRS or Social Security Number of Reporting Person (Voluntary)

   36-431-4355
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4. Issuer Name and Ticker or Trading Symbol

   Effective Management Systems, Inc. (EMSI)
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5. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ ]   Director                             [X]   10% Owner
   [ ]   Officer (give title below)           [ ]   Other (specify below)

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6. If Amendment, Date of Original (Month/Year)

   10/28/99
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7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person
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             Table I -- Non-Derivative Securities Beneficially Owned
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                                      3. Ownership Form:
1. Title of  2. Amount of Securities     Direct (D) or   4. Nature of Indirect
   Security     Beneficially Owned       Indirect (I)      Beneficial Ownership
  (Instr. 4)        (Instr. 4)           (Instr. 5)             (Instr.5)
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Common Stock         5,302,856+               I          Parent to wholly-owned
                                                         subsidiary, IFS
                                                         Acquisition, Inc.
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                           (Print or Type Responses)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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                                          3. Title and Amount                  5. Owner-
                                         of Securities Underlying                  ship
                                           Derivative Security                    Form of
                2. Date Exercisable            (Instr. 4)                       Derivative
                 and Expiration Date    -------------------------  4. Conver-    Security:
                  (Month/Day/Year)                       Amount       sion or     Direct    6. Nature of
1. Title of     ----------------------                     or         Exercise    (D) or       Indirect
 Derivative      Date      Expira-                       Number       Price of   Indirect      Beneficial
  Security       Exer-     tion                            of         Derivative   (I)         Ownership
 (Instr. 4)     cisable    Date         Title            Shares       Security   (Instr.5)     (Instr. 5)
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Explanation of Responses:

+ Amended to correct inaccurate number.

     /s/ Terje Vangbo                                           11/3/99
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   **Signature of Reporting Person                                Date
     President and CEO
     IFS Acquisition, Inc.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note:  File three copies of this Form, one of which must be manually signed.
       If space provided is insufficient. See Instruction 6 for procedure.